Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
March 2, 2006

FINAL

Thank you James, and good morning everyone.

I am pleased with our progress. 2005 was another growth year for us. Revenues increased 32% to $2.9 billion dollars. During the past two years, our revenues have doubled. Our operating profit improved dramatically from $14.1 million in 2004 to $170.4 million in 2005.

In the 4th quarter, we set an all time revenue record. All of our business segments improved their profitability over the 4th quarter last year. The steps we took to reposition our company during the down cycle are now paying off. Each quarter, we continue to build on the momentum from the previous quarter. Occasionally, we experience some unanticipated materials issues as a result of our tight supply chains. Fortunately, we have been able to overcome spot materials shortages and continue to improve our earnings.

On the surface, our European railcar business looks fairly bleak. From an internal perspective, we are making progress. I expect the consolidation actions we have taken during the down cycle to pay off when the market recovers. It appears we may have hit the bottom of the cycle in Europe during the 4th quarter. Our backlog of orders at the end of the 4th quarter in Europe was 334 units. Fortunately, we sold some railcars recently. We shipped 513 units during the 4th quarter versus 362 units in the 3rd quarter. Our shipments for the next few quarters will remain between 250 and 300 units until we build a stronger backlog. We expect to lose between $3 — 4 million dollars in operating profit per quarter for the first half of the year. We continue to closely monitor our European railcar business activities as we cut costs and review our strategic alternatives.

Our 4th quarter North American railcar shipments totaled 5,918 units. Our 2005 annual shipments reached 22,934 units. This was a 52% increase over 2004. We expect our quarterly shipments to fluctuate between 6000 and 6300 units during 2006. Our short term objectives for our North American rail business are to: continue to improve our profitability through productivity initiatives, pursue orders that extend our production lines, launch new production lines in Mexico and enhance our ability to make quick, efficient product line changeovers.

Demand for several of our railcar products in North America continues to be robust. We are receiving a steady stream of inquiries on a variety of railcar types. Steve Menzies will provide more information on this subject during his presentation.

During the 4th quarter, we successfully installed new tooling on our coal car production line. In January, we launched our second coal car line and we are planning to install a third coal car production line later this year. We will begin shipping railcars from our new plant in Mexico during the 2nd quarter of 2006. We have already sold some specific railcar models that will facilitate training our new workers in Mexico. We are planning to expand our production output at our new facility over the next 18 to 24 months. Long term, we are optimistic about our overall competitive position. Trinity has, by far, the largest amount of low-cost manufacturing capacity in Mexico.

As for the company as a whole, I remain very optimistic about both our current opportunities and those on the horizon. Our barge business has a very strong backlog and our customers are continuing to discuss opportunities for future business. In January, we announced a multi-year agreement to manufacture barges for Ingram Barge Company. This is a win / win for both companies. Ingram is assured a consistent flow of new barges. We have a long term base load of production with the ability to adjust prices for cost increases. We are currently looking at a variety of ways to increase our barge production capacity and maximize our flexibility.

Our construction product businesses are continuing to perform well. Weather conditions in the southwestern part of the United States were very construction friendly during the 4th quarter. During January we had good construction weather as well. During the last few weeks, winter weather has impacted our construction-related businesses a little bit. Demand remains strong in our concrete and aggregate businesses. We are continuing to enhance the overall value of our concrete and aggregates businesses by adding some strategic, new green-field operations.

I am very pleased with the way our structural wind towers business is taking shape. We have a good backlog of orders. This is a key growth business for us during 2006. Wind tower structures are very large diameter objects which require specific manufacturing expertise. Trinity is fortunate to have a high level of competency in fabricating large diameter shapes like these. This is an especially good business for us since we are able to convert some of our existing manufacturing facilities in order to pursue these opportunities.

Trinity’s leasing company continues to play a vital support role for our railcar manufacturing businesses. The demand for railcar leasing remains strong. We are positioned very well to be able to provide a large number of new railcars in a strong market. Steve Menzies will provide more details about this business in his report. As you can tell, I was pleased with our 4th quarter results. I am also very excited with the momentum our businesses are experiencing. I remain very optimistic about our opportunities for 2006.

Steve Menzies will now make his comments.